Exhibit 99.1
Noranda Reports First Quarter 2013 Results
First Quarter 2013 Highlights

•	Diluted EPS was $0.01, compared to $0.06 in fourth quarter 2012; and $0.24 in first quarter 2012

•	Excluding special items, diluted EPS was a loss of $0.02, compared to a loss of $0.12 in fourth quarter 2012 and a profit of $0.18 in first quarter 2012

•	Total segment profit was $36.3 million, compared to $30.9 million in fourth quarter 2012 and $44.6 million in first quarter 2012

•	Operating activities used $2.1 million of cash flow, compared to $16.4 million used in first quarter 2012

•	Average realized Midwest transaction price per pound shipped was $1.03, compared to $1.01 in fourth quarter 2012 and $1.05 in first quarter 2012

•	Net cash cost was $0.81 per pound, compared to $0.82 in fourth quarter 2012 and $0.78 pound in first quarter 2012
Franklin, Tennessee – April 24, 2013 – Noranda Aluminum Holding Corporation (NYSE: NOR) today reported results for first quarter 2013.
"We are pleased with our first quarter 2013 performance, which demonstrated improved operating reliability across our integrated upstream platform," said Layle K. (Kip) Smith, Noranda's President and Chief Executive Officer. "We saw stable overall demand with improved value-added and fabrication premiums for our key aluminum products during first quarter 2013."
"Although the average LME aluminum price and Midwest premium for first quarter 2013 were unchanged compared to fourth quarter 2012, because of uncertain macroeconomic conditions LME aluminum prices remain below long-term equilibrium levels, and have declined since mid-February," said Smith. "In the current price environment, we are evaluating and taking appropriate actions to manage our liquidity position and provide for prudent investment in long-term growth.  In March 2013, we refinanced the $275 million balance of the senior floating rate notes due 2015. After this refinancing, we have no funded-debt maturities before 2019. When we consider our debt maturity profile, our more reliable operations,  an outlook for stable overall demand, and the prospects of further modest improvements in the US economy, we are encouraged by our opportunities for 2013 and our capability to pursue them, despite the recent decline in the LME aluminum price."
Noranda reported first quarter 2013 net income of $0.6 million ($0.01 per diluted share), compared to fourth quarter 2012 net income of $4.2 million ($0.06 per diluted share) and first quarter 2012 net income of $16.2 million ($0.24 per diluted share). Excluding special items, Noranda reported first quarter 2013 net loss of $1.3 million ($0.02 loss per diluted share), compared to a net loss of $7.8 million ($0.12 loss per diluted share) in fourth quarter 2012 and first quarter 2012 net income of $12.7 million ($0.18 per diluted share).
At March 31, 2013, the Company had $16.1 million of cash and cash equivalents. Available borrowing capacity under the Company's asset-based revolving credit facility was $142.7 million, calculated as of March 31, 2013.
First Quarter 2013 Results
Sales for first quarter 2013 were $338.4 million, compared to $332.9 million in fourth quarter 2012 and $353.5 million in first quarter 2012.

•
Comparing first quarter 2013 to fourth quarter 2012, sales increased $5.5 million, as the effects of improved realized prices and product premium in the Primary Aluminum and Flat-Rolled segments ($9.3 million impact) and seasonally higher Flat-Rolled volumes ($10.9 million impact) were partially offset by lower volumes in the Bauxite, Alumina, and Primary Aluminum segments ($16.0 million impact).

•
Comparing first quarter 2013 to first quarter 2012, sales decreased $15.1 million, primarily due to lower first quarter 2013 external volumes in the Alumina segment. This decline occurred because a larger portion of the Alumina segment's total volume was directed to the Primary Aluminum segment in order to restock the supply chain following third and fourth quarter 2012 production issues in the Alumina segment.

Total first quarter 2013 segment profit was $36.3 million, compared to $30.9 million in fourth quarter 2012 and $44.6 million in first quarter 2012.

•
Comparing first quarter 2013 to fourth quarter 2012, segment profit increased $5.4 million. An improvement in the average realized Midwest transaction price in the Primary Aluminum segment, as well as higher value-added and fabrication premiums in the Primary Aluminum and Flat-Rolled segments contributed to the sequential increase, along with the improvement in operating reliability in the Bauxite, Alumina, and Primary Aluminum segments. These favorable events were partially offset by higher electricity costs in the Primary Aluminum segment and higher natural gas prices in the Alumina segment.

•
Comparing first quarter 2013 to first quarter 2012, segment profit decreased by $8.3 million, primarily due to higher electricity costs in the Primary Aluminum segment, higher natural gas prices, and lower overall production volumes in the Alumina segment, as higher value-added and fabrication premiums in the Primary Aluminum and Flat-Rolled segments offset a lower average realized Midwest transaction price in the Primary Aluminum Segment.

Excluding special items, the Company reported a first quarter 2013 net loss of $1.3 million, compared to a net loss of $7.8 million in fourth quarter 2012 and first quarter 2012 net profit of $12.7 million.

•
Relative to fourth quarter 2012, the improvement in first quarter 2013 results was due to the effects of a $5.4 million ($3.6 million after tax) increase in segment profit, and a $3.8 million ($2.5 million after tax) favorable change in LIFO-basis inventory adjustments.

•
Relative to first quarter 2012, first quarter 2013 results primarily reflect the after-tax effects of an $8.3 million decrease in segment profit, a $5.7 million unfavorable change in LIFO-basis inventory adjustments, and a $3.6 million increase in interest expense following the Company's February 2012 and March 2013 refinancings.

Segment Information

	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
Key Primary Aluminum segment metrics:
Average realized Midwest transaction price (per pound)	$1.03	$1.01	$1.05
Net Cash Cost (per pound shipped)	$0.81	$0.82	$0.78
Total primary aluminum shipments (pounds, in millions)	141.8	145.1	142.2
Segment profit (loss) (in millions):
Bauxite	$4.2	$(4.1)	$2.2
Alumina	4.1	5.8	13.7
Primary Aluminum	24.2	24.8	25.7
Eliminations	(1.3)	1.3	(2.8)
Total integrated upstream business segment profit	31.2	27.8	38.8
Flat-Rolled Products	13.8	10.3	14.5
Corporate	(8.7)	(7.2)	(8.7)
Total segment profit	$36.3	$30.9	$44.6
Bauxite. The Bauxite segment reported a $4.2 million segment profit in first quarter 2013, compared to a $4.1 million loss in fourth quarter 2012 and a $2.2 million profit in first quarter 2012.

•
Compared to fourth quarter 2012, first quarter 2013, Bauxite segment results reflect a $3.8 million improvement in pricing and a $4.5 million improvement in cost. The improvement in pricing was attributable to both the new third-party bauxite contract which became effective January 1, 2013, as well as a higher internal transfer price to the Alumina segment. Cost improvements came as fourth quarter 2012 operating issues did not recur in first quarter 2013.

•
Compared to first quarter 2012, first quarter 2013 Bauxite segment results reflect a $0.6 million improvement in volume and pricing, and a $1.5 million improvement in operating costs, which was primarily due to a reduction in contractor mining costs and government fees.

Alumina. The Alumina segment reported a $4.1 million segment profit in first quarter 2013, compared to $5.8 million in fourth quarter 2012 and $13.7 million in first quarter 2012.

•
Compared to fourth quarter 2012, first quarter 2013 Alumina segment results reflect a $1.5 million improvement in LME-indexed alumina prices, offset by a$2.9 million increase in operating costs, due primarily to an increase in the price of bauxite purchased from the Bauxite segment, and an increase in the price of natural gas.

•
Compared to first quarter 2012, first quarter 2013 reflects a $3.6 million negative impact on internal and external revenues from lower LME-indexed alumina prices coupled with a $4.6 million impact from higher 2013 natural gas costs and the depletion in 2012 of low-cost inventory stockpiles.

Primary Aluminum. Segment profit in first quarter 2013 was $24.2 million, compared to $24.8 million in fourth quarter 2012 and $25.7 million in first quarter 2012.

•
Compared to fourth quarter 2012, first quarter 2013 Primary Aluminum segment profit was relatively stable, as a $2.5 million benefit from a higher realized price was offset by a $3.3 million negative impact from higher electricity prices, principally due to a 6.6% rate increase which became effective in February 2013.

•
Primary Aluminum segment profit in first quarter 2013 decreased $1.5 million compared to first quarter 2012, as the impact from lower LME aluminum prices was partially offset by more favorable raw materials prices for alumina.

Net Integrated Aluminum Cash Cost. Net Cash Cost in first quarter 2013 was $0.81, compared to $0.82 in fourth quarter 2012 and $0.78 in first quarter 2012.

•
Compared to fourth quarter 2012, first quarter 2013 Net Cash Cost decreased by $0.01 per pound. Net Cash Costs were favorably impacted by improved operating reliability across the integrated upstream business, and by cost offsets from improved value-added premiums and third-party alumina and bauxite prices. These factors were partially offset by higher power costs in the Primary Aluminum segment and higher natural gas prices in the Alumina segment.

•
Compared to first quarter 2012, first quarter 2013 Net Cash Cost increased by $0.03 per pound, due primarily to the negative impact on external revenues from lower LME-indexed alumina prices. This decrease, combined with higher power costs in the Primary Aluminum segment and higher natural gas prices in the Alumina segment, more than offset the impact of improved value-added premiums and third-party bauxite prices.

Flat-Rolled Products. Segment profit in first quarter 2013 was $13.8 million, compared to $10.3 million in the fourth quarter 2012 and $14.5 million in first quarter 2012.

•	Compared to fourth quarter 2012, first quarter 2013 Flat-Rolled Products segment profit increased due to a seasonal volume increase and improved fabrication premiums for first quarter 2013.

•	Compared to first quarter 2012, first quarter 2013 was relatively stable, as higher 2013 fabrication premiums partially offset the negative impact of metal timing losses and higher natural gas prices.
Liquidity and Capital Resources
At March 31, 2013, the Company had $16.1 million of cash and cash equivalents. Available borrowing capacity under the Company's asset-based revolving credit facility was $142.7 million, calculated as of March 31, 2013.
Operating activities used $2.1 million of cash in first quarter 2013, compared to $33.3 million of cash provided in fourth quarter 2012 and $16.4 million used in first quarter 2012. The table below summarizes the key drivers in the Company's operating cash flow:

	Three months ended
(in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Segment profit	$36.3	$30.9	$44.6
Gas hedges	—	(8.1)	(9.6)
Pension and other	9.8	(2.8)	(6.3)
Interest	(10.2)	(11.7)	(3.5)
Taxes paid	—	0.1	(1.9)
Operating working capital	(38.0)	24.9	(39.7)
Cash provided by (used in) operating activities	$(2.1)	$33.3	$(16.4)
On March 8, 2013, the Company completed a private offering of $175.0 million aggregate principal amount of 11.0% senior unsecured notes due 2019. Additionally, the Company entered into an incremental term loan facility in the amount of $110.0 million under its existing term loan credit agreement. The Company used the net proceeds from the offering and the incremental loan to redeem the remaining $275.3 million aggregate principal amount of its 2007 Notes. The aggregate cash payment for the redemption, including accrued interest and transaction costs, was approximately $280.2 million.

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data and where noted)(unaudited)

	Three months ended March 31,
	2013	2012
	$	$
Statements of operations data:
Sales	338.4	353.5
Operating costs and expenses:
Cost of sales	305.6	304.2
Selling, general and administrative expenses	24.6	25.7
Total operating costs and expenses	330.2	329.9
Operating income	8.2	23.6
Other (income) expense:
Interest expense, net	10.1	6.5
Gain on hedging activities, net	(5.4)	(14.7)
Debt refinancing expense	2.5	8.1
Total other (income) expense, net	7.2	(0.1)
Income before income taxes	1.0	23.7
Income tax expense	0.4	7.5
Net income	0.6	16.2
Net income per common share:
Basic	0.01	0.24
Diluted	0.01	0.24
Weighted-average common shares outstanding:
Basic	67.78	67.33
Diluted	69.06	68.84
Cash dividends declared per common share	0.04	1.29
External sales by segment:
Bauxite	11.8	10.7
Alumina	42.0	57.6
Primary Aluminum	138.7	140.1
Flat-Rolled Products	145.9	145.1
Total	338.4	353.5
Segment profit (loss):
Bauxite	4.2	2.2
Alumina	4.1	13.7
Primary Aluminum	24.2	25.7
Flat-Rolled Products	13.8	14.5
Corporate	(8.7)	(8.7)
Eliminations	(1.3)	(2.8)
Total	36.3	44.6
Financial and other data:
Average realized Midwest transaction price (per pound)	1.03	1.05
Net Cash Cost (per pound shipped)	0.81	0.78
Shipments:
Third party shipments:
Bauxite (kMts)	506.0	448.6
Alumina (kMts)	125.0	165.3
Primary Aluminum (pounds, in millions)	119.5	121.5
Flat-Rolled Products (pounds, in millions)	93.8	93.4
Intersegment shipments:
Bauxite (kMts)	703.0	696.4
Alumina (kMts)	151.0	122.9
Primary Aluminum (pounds, in millions)	22.3	20.7

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions, except par value)
(unaudited)

	March 31,	December 31,
	2013	2012
	$	$
ASSETS
Current assets:
Cash and cash equivalents	16.1	36.1
Accounts receivable, net	124.9	106.6
Inventories, net	203.4	195.8
Taxes receivable	2.7	2.0
Prepaid expenses	5.0	8.9
Other current assets	12.4	18.9
Total current assets	364.5	368.3
Property, plant and equipment, net	693.0	694.5
Goodwill	137.6	137.6
Other intangible assets, net	59.7	61.2
Other assets	95.9	96.1
Total assets	1,350.7	1,357.7
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	96.5	107.2
Accrued liabilities	59.4	58.8
Derivative liabilities, net	5.5	1.8
Deferred tax liabilities	14.6	16.8
Current portion of long-term debt	4.4	3.3
Total current liabilities	180.4	187.9
Long-term debt, net	597.3	592.4
Long-term derivative liabilities, net	0.2	0.1
Pension and other post-retirement benefit ("OPEB") liabilities	185.5	187.2
Other long-term liabilities	50.9	52.3
Long-term deferred tax liabilities	186.0	183.5
Common stock subject to redemption (0.2 shares at December 31, 2012)	—	2.0
Shareholders’ equity:
Preferred stock (25.0 shares authorized, $0.01 par value; no shares issued and outstanding at March 31, 2013 and December 31, 2012)	—	—
Common stock (200.0 shares authorized; $0.01 par value; 67.9 shares issued and outstanding at March 31, 2013; 67.7 shares issued and outstanding at December 31, 2012, including 0.2 shares subject to redemption at December 31, 2012)	0.7	0.7
Capital in excess of par value	235.8	233.4
Retained earnings	15.8	17.9
Accumulated other comprehensive loss	(107.9)	(105.7)
Total shareholders’ equity	144.4	146.3
Non-controlling interest	6.0	6.0
Total equity	150.4	152.3
Total liabilities and equity	1,350.7	1,357.7

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three months ended March 31,
	2013	2012
	$	$
OPERATING ACTIVITIES
Net income	0.6	16.2
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	23.2	22.9
Non-cash interest expense	0.7	0.7
Last in, first out and lower of cost or market inventory adjustments	0.8	(4.9)
(Gain) loss on disposal of assets	(0.2)	0.6
Gain on hedging activities, excluding cash settlements	(5.4)	(26.0)
Debt refinancing expense	2.5	8.1
Deferred income taxes	1.5	(2.3)
Share-based compensation expense	1.0	2.2
Changes in other assets	(1.4)	(1.4)
Changes in pension, other post-retirement and other long-term liabilities	0.7	(1.3)
Changes in current operating assets and liabilities:
Accounts receivable, net	(18.3)	(28.9)
Inventories, net	(8.4)	(22.9)
Taxes receivable and taxes payable	(1.1)	7.8
Other current assets	12.3	32.2
Accounts payable	(11.3)	12.1
Accrued liabilities	0.7	(31.5)
Cash used in operating activities	(2.1)	(16.4)
INVESTING ACTIVITIES
Capital expenditures	(18.9)	(21.6)
Proceeds from sale of property, plant and equipment	0.2	—
Cash used in investing activities	(18.7)	(21.6)
FINANCING ACTIVITIES
Shares tendered for taxes, share-based payment arrangements, net of proceeds from issuance of common shares	(0.2)	(0.2)
Dividends paid to shareholders	(2.7)	(86.9)
Distributions paid to share-based award holders	—	(3.1)
Repayments of long-term debt	(276.4)	(153.2)
Borrowings on long-term debt, net	282.3	322.6
Payments of financing costs	(2.2)	(10.9)
Cash provided by financing activities	0.8	68.3
Change in cash and cash equivalents	(20.0)	30.3
Cash and cash equivalents, beginning of period	36.1	42.7
Cash and cash equivalents, end of period	16.1	73.0

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Three months ended March 31, 2013
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	11.8	42.0	138.7	145.9	—	—	338.4
Intersegment	23.7	44.1	22.5	—	—	(90.3)	—
Total sales	35.5	86.1	161.2	145.9	—	(90.3)	338.4

Capital expenditures	0.8	5.1	8.4	3.4	1.2	—	18.9
Reconciliation of segment profit (loss) to operating income:
Segment profit (loss)	4.2	4.1	24.2	13.8	(8.7)	(1.3)	36.3
Depreciation and amortization	(2.0)	(5.3)	(11.1)	(4.6)	(0.2)	—	(23.2)
Last in, first out and lower of cost or market inventory adjustments	—	—	1.7	(2.5)	—	—	(0.8)
Gain on disposal of assets	—	0.1	0.1	—	—	—	0.2
Non-cash pension, accretion and stock compensation	—	(0.2)	(1.8)	(1.3)	(1.4)	—	(4.7)
Relocation and severance	—	(0.1)	(0.2)	—	(0.3)	—	(0.6)
Consulting fees	—	—	—	—	(0.3)	—	(0.3)
Cash settlements on hedging transactions	—	—	0.1	0.5	—	—	0.6
Other, net	—	(0.1)	—	(0.1)	—	0.9	0.7
Operating income (loss)	2.2	(1.5)	13.0	5.8	(10.9)	(0.4)	8.2
Interest expense, net							10.1
Gain on hedging activities, net							(5.4)
Debt refinancing expense							2.5
Total other income, net							7.2
Income before income taxes							1.0

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Three months ended March 31, 2012
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	10.7	57.6	140.1	145.1	—	—	353.5
Intersegment	22.5	36.9	21.8	—	—	(81.2)	—
Total sales	33.2	94.5	161.9	145.1	—	(81.2)	353.5

Capital expenditures	1.3	4.3	12.7	2.8	0.5	—	21.6
Reconciliation of segment profit (loss) to operating income:
Segment profit (loss)	2.2	13.7	25.7	14.5	(8.7)	(2.8)	44.6
Depreciation and amortization	(2.0)	(5.2)	(10.8)	(4.5)	(0.4)	—	(22.9)
Last in, first out and lower of cost or market inventory adjustments	—	—	3.4	2.0	—	(0.5)	4.9
Loss on disposal of assets	—	—	(0.5)	(0.1)	—	—	(0.6)
Non-cash pension, accretion and stock compensation	—	(0.2)	(1.4)	(1.3)	(2.2)	—	(5.1)
Relocation and severance	—	—	(0.2)	—	—	—	(0.2)
Consulting fees	—	—	—	—	(0.5)	—	(0.5)
Cash settlements on hedging transactions	—	—	—	1.2	—	—	1.2
Other, net	—	(0.1)	—	—	(0.2)	2.5	2.2
Operating income (loss)	0.2	8.2	16.2	11.8	(12.0)	(0.8)	23.6
Interest expense, net							6.5
Gain on hedging activities, net							(14.7)
Debt refinancing expense							8.1
Total other income, net							(0.1)
Income before income taxes							23.7

ADJUSTED EBITDA
(in millions)
(unaudited)
Management uses "Adjusted EBITDA" as a liquidity measure in respect of the ratios disclosed below, as defined in the Company’s debt agreements. As used herein, Adjusted EBITDA means net income before income taxes, net interest expense, depreciation and amortization, adjusted to eliminate certain non-cash expenses and other specified items of income or expense as outlined below (in millions):

	Three Months Ended March 31,		Twelve Months Ended
			March 31,	December 31,
	2013	2012	2013	2012
	$	$	$	$
Adjusted EBITDA	36.3	35.0	98.2	96.9
Last in, first out and lower of cost or market inventory adjustments (a)	(0.8)	4.9	4.0	9.7
Gain (loss) on disposal of assets	0.2	(0.6)	5.8	5.0
Non-cash pension, accretion and stock compensation	(4.7)	(5.1)	(17.1)	(17.5)
Relocation and severance	(0.6)	(0.2)	(1.3)	(0.9)
Consulting fees	(0.3)	(0.5)	(0.5)	(0.7)
Debt refinancing expense	(2.5)	(8.1)	(2.5)	(8.1)
Non-cash derivative gains (b)	6.0	25.5	107.2	126.7
Other, net	0.7	2.2	(6.4)	(4.9)
Depreciation and amortization	(23.2)	(22.9)	(98.8)	(98.5)
Interest expense, net	(10.1)	(6.5)	(36.7)	(33.1)
Income tax	(0.4)	(7.5)	(18.0)	(25.1)
Net income	0.6	16.2	33.9	49.5

(a)
The Company’s New Madrid smelter and the Company's rolling mills use the LIFO method of inventory accounting for financial reporting and tax purposes. This adjustment restates net income to the FIFO method by eliminating LIFO expenses related to inventories held at the New Madrid smelter and the rolling mills. Product inventories at Gramercy and St. Ann and supplies inventories at New Madrid are stated at lower of weighted-average cost or market, and are not subject to the LIFO adjustment. The Company also reduces inventories to the lower of cost (adjusted for purchase accounting) or market value.

(b)
At various times, the Company has used derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of those derivative financial instruments.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and may not be comparable to similarly titled measures used by other companies in the Company’s industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income, income from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP. For example, Adjusted EBITDA excludes certain tax payments that may represent a reduction in cash available to the Company; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, the Company’s working capital needs; and does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s indebtedness. Adjusted EBITDA also includes incremental stand-alone costs and adds back non-cash hedging gains and losses, and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider the Company’s Adjusted EBITDA as an alternative to operating income or net income, determined in accordance with U.S. GAAP, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of the Company’s cash flows or as a measure of liquidity.

The following table reconciles Adjusted EBITDA to cash flow from operating activities for the periods presented (in millions):

	Three Months Ended March 31,		Twelve Months Ended
			March 31,	December 31,
	2013	2012	2013	2012
	$	$	$	$
Adjusted EBITDA	36.3	35.0	98.2	96.9
Stock compensation expense	1.0	2.2	3.6	4.8
Changes in other assets	(1.4)	(1.4)	(10.3)	(10.3)
Changes in pension, other post-retirement liabilities and other long-term liabilities	0.7	(1.3)	6.7	4.7
Changes in current operating assets and liabilities	(26.1)	(31.2)	10.5	5.4
Changes in current income taxes	1.1	(9.8)	(16.6)	(27.5)
Changes in accrued interest	(9.4)	(5.8)	(33.9)	(30.3)
Non-cash pension, accretion and stock compensation	(4.7)	(5.1)	(17.1)	(17.5)
Restructuring, relocation and severance	(0.6)	(0.2)	(1.3)	(0.9)
Consulting and sponsor fees	(0.3)	(0.5)	(0.5)	(0.7)
Other, net	1.3	1.7	(6.1)	(5.7)
Cash flow provided by (used in) operating activities	(2.1)	(16.4)	33.2	18.9
Covenant Compliance and Financial Ratios
The Company's debt agreements do not require it to achieve any financial performance metric or ratio in order to avoid a default (subject, in the case of the senior secured revolving credit facility, to its maintaining minimum availability thereunder). However, certain covenants contained in the Company's debt agreements governing the senior secured credit facilities and the indentures governing the Company's Notes restrict its ability to take certain actions if it is unable to meet certain ratios including, among others:(i) the ratio of Adjusted EBITDA, calculated on a trailing four-quarter basis, to fixed charges (the "Fixed-Charge Coverage Ratio") or (ii) the ratio of Adjusted EBITDA, calculated on a trailing four-quarter basis and subtracting certain cash payments, including certain taxes, capital expenditures and dividends, to fixed charges (the "Revolver Fixed-Charge Coverage Ratio") or (iii) the ratio of senior first-lien secured net debt to Adjusted EBITDA, calculated on a trailing four-quarter basis (the "Net Senior Secured Leverage Ratio"). The actions which could be restricted include incurring additional secured or unsecured debt, expanding borrowings under existing term loan facilities, paying dividends, engaging in mergers, acquisitions and certain other investments, and retaining proceeds from asset sales. Furthermore, the Company's ability to take certain actions, including paying dividends and making acquisitions and certain other investments, depends on the amounts available for such actions under the applicable covenants, which amounts accumulate with reference to Adjusted EBITDA, or Consolidated Net Income (each as defined in the Company's debt agreements), on a quarterly basis.
Certain of the minimum or maximum ratio levels set forth in the Company's covenants as conditions to its undertaking certain actions and its actual performance are summarized below:

		Requirements	Actual as of
			March 31, 2013	December 31, 2012
AcquisitionCo Notes (1)	Fixed-Charge Coverage Ratio	Minimum 2.0 to 1.0	2.0 to 1.0	2.8 to 1.0
Revolver (2)	Revolver Fixed-Charge Coverage Ratio	Minimum 1.0 to 1.0	--	--
Term B Loan and Revolver (3)	Total Net Senior First Lien Secured Leverage Ratio	Maximum 2.25 to 1.0	4.2 to 1.0	2.9 to 1.0

(1)
For Noranda Aluminum Acquisition Corp, fixed charges on a pro forma basis (giving effect to debt repayments) for the four quarters ended March 31, 2013 and the year ended December 31, 2012 were $49.6 million and $35.2 million, respectively.

(2)
As defined in the credit agreement governing Revolver, fixed charges for the four quarters ended March 31, 2013 and the year ended December 31, 2012 were $38.3 million and $33.6 million respectively. For the four quarters ended March 31, 2013, the Revolver Fixed-Charge Coverage Ratio was less than 1.0 to 1.0.

(3)
As used in calculating this ratio, "senior first-lien secured net debt" means the amount outstanding under the Term B Loan and the Revolver and any debt secured by a first priority lien on assets of Noranda Aluminum Acquisition Corp and/or any of its subsidiaries, less "unrestricted cash" and "permitted investments" (as defined under the Company's Senior Secured Credit Facilities) up to a cap of $100.0 million. At March 31, 2013 and December 31, 2012, senior first lien secured debt was $431.5 million and $322.6 million, respectively, and unrestricted cash and permitted investments were $15.9 million and $35.8 million, respectively, resulting in senior first lien secured net debt of $415.6 million and $286.8 million, respectively.

Because the Revolver Fixed-Charge Coverage Ratio (as defined above) was less than 1.0 to 1.0 as of March 31, 2013, the Company must maintain at least $20.0 million of available borrowing capacity under its Revolver. Net of the impact of reducing availability by $20.0 million, the Company's available borrowing capacity under the Revolver was $142.7 million, calculated as of March 31, 2013. The Company's debt agreements do not otherwise require it to maintain any financial performance metric or ratio in order to avoid a default.

NORANDA ALUMINUM HOLDING CORPORATION
NET CASH COST OF PRIMARY ALUMINUM
(unaudited)
Net cash cost of primary aluminum per pound represents the costs of producing commodity grade aluminum net of value-added premiums on primary aluminum sales. The Company has provided net cash cost per pound of aluminum shipped because it provides investors with additional information to measure operating performance. Using this metric, investors are able to assess the prevailing LME price plus Midwest premium per pound versus unit net costs per pound shipped. Net cash cost per pound is positively or negatively impacted by changes in primary aluminum, alumina and bauxite production and sales volumes, natural gas and oil related costs, seasonality in electrical contract rates, and increases or decreases in other production related costs. Net cash cost per pound is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures used by other companies. Net cash cost per pound shipped should not be considered in isolation from or as an alternative to any performance measures derived in accordance with U.S. GAAP. The following table shows the calculation of net cash cost of primary aluminum:

	Three months ended March 31,
	2013	2012
Total primary aluminum cash cost (in millions)(a)	$115.1	$110.8
Total shipments (pounds in millions)	141.8	142.2
Net Cash Cost (per pound shipped)	$0.81	$0.78

(a) Total primary aluminum cash cost is calculated below (in millions):
Total primary aluminum revenue	$161.2	$161.9
Less fabrication premiums and other revenue	(14.9)	(12.3)
Realized Midwest transaction price revenue	146.3	149.6

Primary Aluminum segment profit	24.2	25.7
Alumina segment profit	4.1	13.7
Bauxite segment profit	4.2	2.2
Profit Eliminations	(1.3)	(2.8)
Total	31.2	38.8
Total primary aluminum cash cost (in millions)	$115.1	$110.8

NORANDA ALUMINUM HOLDING CORPORATION
CALCULATION OF DILUTED EARNINGS (LOSS) PER SHARE,
EXCLUDING SPECIAL ITEMS
(in millions, except per share information)
(unaudited)
"Net income (loss), excluding special items" means net income (loss) adjusted to eliminate the impact of certain transactions and events referred to as "special items," as listed herein. "Diluted earnings (loss) per share, excluding special items" refers to net income (loss) excluding special items, divided by the number of diluted weighted-average common shares outstanding. Management has provided net income (loss), excluding special items and diluted earnings (loss) per share, excluding special items because the measure provides investors with additional information with which to measure operating results. Using these metrics, investors are able to assess the impact of certain transactions and events on earnings and to compare net income (loss) from period to period with the impact of those transactions and events removed from all periods. Management believes this metric is a valuable tool in assisting investors to compare financial results from period to period.
Net income (loss), excluding special items may not be comparable to similarly titled measures used by other companies. Net income (loss), excluding special items should not be considered in isolation from or as an alternative to net income (loss) or any other performance measures derived in accordance with U.S. GAAP. Net income (loss), excluding special items has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of results as reported under U.S. GAAP.
Special items and diluted earnings (loss) per share, excluding special items are outlined below (in millions):

	Three months ended March 31,
	2013	2012
	$	$
	Increase (decrease) to net income
Special items:
Transaction costs (1)	(2.5)	(8.6)
Modification of stock options (2)	—	(1.2)
Gain on hedging activities	5.4	14.7
Total special items (pre-tax)	2.9	4.9
Diluted earnings per share, excluding special items:
Pre-tax income	1.0	23.7
Pre-tax impact of special items	(2.9)	(4.9)
Pre-tax income (loss), excluding special items	(1.9)	18.8
Income taxes, excluding special items (3)	(0.6)	6.1
Net income (loss), excluding special items	(1.3)	12.7
Weighted-average common shares outstanding, diluted (shares, in millions) (4)	67.78	68.84
Diluted earnings (loss) per share, excluding special items	(0.02)	0.18

(1)
First quarter 2013 amount includes $2.5 million related to the 2013 Refinancing, representing the write-off of deferred financing costs and third party fees related to the AcquisitionCo Notes due 2015. In first quarter 2012, the Company incurred $8.1 million of costs related to the 2012 refinancing and the related tender offer, including creditor and third-party fees as well as the write-off of deferred financing fees. The first quarter 2012 amount also includes $0.5 million of costs related to the public secondary offering of 10 million shares of common stock by Apollo during the period.

(2)
During first quarter 2012, holders of stock options, service-vesting restricted stock and restricted stock units were paid cash for the $1.25 per share supplemental dividend. The Company accelerated $1.2 million of share-based payment compensation expense in connection with this award modification.

(3)
Income taxes, excluding special items were calculated using the Company's estimated annual effective tax rate from continuing operations, which was 33.6% for the three months ended March 31, 2013 and 32.7% for the three months ended March 31, 2012.

(4)
Due to the first quarter 2013 net loss excluding special items, potential common shares were excluded from the weighted-average common shares outstanding because these potential shares would have been antidilutive.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation: the cyclical nature of the aluminum industry and fluctuating commodity prices, which cause variability in earnings and cash flows; a downturn in general economic conditions, including changes in interest rates, as well as a downturn in the end-use markets for certain of the Company’s products; fluctuations in the relative cost of certain raw materials and energy compared to the price of primary aluminum and aluminum rolled products; the effects of competition in Noranda’s business lines; Noranda’s ability to retain customers, a substantial number of which do not have long-term contractual arrangements with the Company; the ability to fulfill the business’s substantial capital investment needs; labor relations (i.e. disruptions, strikes or work stoppages) and labor costs; unexpected issues arising in connection with Noranda’s operations outside of the United States; the ability to retain key management personnel; and Noranda’s expectations with respect to its acquisition activity, or difficulties encountered in connection with acquisitions, dispositions or similar transactions.
Forward-looking statements contain words such as "believes," "expects," "may," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs.
For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. Management believes that these measures are helpful to investors in measuring financial performance and comparing performance to that of its peers. However, these non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for U.S. GAAP financial measures. To the extent non-GAAP financial measures are discussed on the earnings call, a reconciliation of each measure to the most directly comparable U.S. GAAP measure will be available within this press release or within the presentation slides filed as Exhibit 99.2 to the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release.
About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company affiliated with its private equity sponsor.
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Contact
Robert Mahoney
Chief Financial Officer
(615) 771-5752
robert.mahoney@noralinc.com

John A. Parker
Vice President of Communication and Investor Relations
(615) 771-5734
john.parker@noralinc.com